Sound Financial Bancorp, Inc. Reports Net Income of $1.8 million for Second Quarter 2019
Board Announces Stock Repurchase Program
And
Declares Quarterly Cash Dividend of $0.14 per share

Seattle, Wash., July 26, 2019 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.8 million for the quarter ended June 30, 2019, or diluted earnings per share of $0.71, as compared to net income of $1.4 million, or diluted earnings per share of $0.56 for the quarter ended March 31, 2019 and $2.0 million or diluted earnings per share of $0.77 for the quarter ended June 30, 2018.

On July 26, 2019, the Company announced that its Board of Directors authorized a stock repurchase program. Under this repurchase program, the Company may repurchase its outstanding shares in the open market in an amount up to $1,750,000, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on August 5, 2019, continuing until the earlier of the completion of the repurchase or six (6) months, depending upon market conditions.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on August 22, 2019 to stockholders of record as of the close of business on August 8, 2019.

"Significant loan payoffs along with our first quarter strategic loan sale of residential loans, which is consistent with our efforts to adjust the mix of our loan portfolio to improve yields, resulted in lower loan balances," said Laurie Stewart, President and CEO of the Company and the Bank. "We also continued our focus on deposit growth as our primary funding source which has allowed us in recent periods to reduce our reliance on higher cost brokered deposits and borrowings, "concluded Ms. Stewart.

Highlights for the quarter ended June 30, 2019 include:

•	Loans held-for-portfolio decreased 3.3% to $565.4 million at June 30, 2019, from $584.5 million at March 31, 2019 and decreased $25.4 million or 4.3% from $590.8 million at June 30, 2018;

•
Total deposits decreased 0.7% to $579.5 million at June 30, 2019, from $583.7 million at March 31, 2019 and increased 7.4% from $539.4 million at June 30, 2018. Non-interest bearing deposits decreased $2.5 million or 2.5% compared to March 31, 2019 and increased $11.5 million, or 13.6% compared to June 30, 2018;

•	Total borrowings decreased $8.8 million, or 35.0% to $16.3 million at June 30, 2019, from $25.0 million at March 31, 2019, and decreased $54.8 million, or 77.1% from $71.0 million at June 30, 2018;

•	Total assets decreased 1.7% to $686.0 million at June 30, 2019, from $697.6 million at March 31, 2019 and decreased slightly from $686.2 million at June 30, 2018;

•
Net interest income decreased 9.0% to $6.4 million during the quarter ended June 30, 2019, from $7.0 million during the quarter ended March 31, 2019 and decreased 7.7%, from $6.9 million during the quarter ended June 30, 2018;

•	Net interest margin ("NIM") was 3.97% for the quarter ended June 30, 2019, compared to 4.19% for the quarter ended March 31, 2019 and 4.34% for the quarter ended June 30, 2018; and

•
We recorded a recapture from the allowance for loan losses of $200,000 for the quarter ended June 30, 2019, compared to a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019 and a provision for loan losses of $150,000 for the quarter ended June 30, 2018.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at June 30, 2019.

Operating Results

Net interest income decreased $631,000, or 9.0%, to $6.4 million during the quarter ended June 30, 2019, compared to $7.0 million during the quarter ended March 31, 2019 and decreased $534,000, or 7.7%, from $6.9 million during the quarter ended June 30, 2018. The decrease from the prior quarter and same period a year ago was primarily a result of lower average loan balances and lower loan yields combined with higher interest expense.

Interest income decreased $537,000, or 6.1%, to $8.2 million during the quarter ended June 30, 2019, compared to $8.8 million during the quarter ended March 31, 2019 and increased $122,000, or 1.5%, compared to $8.1 million during the quarter ended June 30, 2018. Interest income on loans decreased $547,000, or 6.5%, to $7.8 million during the quarter ended June 30, 2019, compared to $8.4 million for the quarter ended March 31, 2019, and decreased $38,000, or 0.5%, compared to $7.9 million for the quarter ended June 30, 2018, primarily due to lower average loan balances and lower average loan yields. The average loans held-for-portfolio balance was $575.9 million for the quarter ended June 30, 2019, compared to $612.1 million for the quarter ended March 31, 2019, and $576.7 million for quarter ended June 30, 2018. The average yield on loans held-for-portfolio was 5.43% for the quarter ended June 30, 2019, down 11 basis points from 5.54% for the quarter ended March 31, 2019 and down 6 basis points from 5.49% for the quarter ended June 30, 2018. Interest income on the investment portfolio increased $10,000, or 2.4% from the quarter ended March 31, 2019, and increased $160,000, or 60.6%, from the quarter ended June 30, 2018.

Interest expense increased $94,000, or 5.3%, to $1.9 million for the quarter ended June 30, 2019, compared to $1.8 million for the quarter ended March 31, 2019 and increased $656,000, or 53.7%, compared to $1.2 million for the quarter ended June 30, 2018. The increase from the prior quarter was a result of the higher weighted-average cost of deposits, partially offset by a lower average deposit balance. The weighted average cost of deposits increased to 1.14% for the quarter ended June 30, 2019, up 10 basis points from 1.04% for the quarter ended March 31, 2019. The average deposit balance was $569.8 million for the quarter ended June 30, 2019, compared to $574.6 million for the quarter ended March 31, 2019.

The interest expense increase from the comparable period a year ago was due primarily to an increase in average balance and an increase in interest rate paid on deposits, as well as an increase in cost of Federal Home Loan Bank ("FHLB") borrowings, partially offset by lower average balances. Interest expense on deposits increased $741,000, or 84.1%, to $1.6 million for the quarter ended June 30, 2019, compared to $881,000 a year ago, driven primarily by an increase of $35.6 million, or 8.1% in the average balance of interest-bearing deposits. The average rate paid on deposits increased to 1.14% for the quarter ended June 30, 2019, up 47 basis points from 0.67% for the quarter ended June 30, 2018. Interest expense on FHLB borrowings decreased $85,000, or 24.9%, to $256,000 for the quarter ended June 30, 2019, compared to a year ago, due to a $43.8 million, or 64.4% decrease in the average balance of FHLB borrowings to $24.2 million. The average rate paid on FHLB borrowings increased to 4.25% for the quarter ended June 30, 2019, compared to 2.01% for the quarter ended June 30, 2018, primarily as a result of $126,000 interest expense recognized at maturity on a FHLB term advance during the second quarter of 2019.

Net interest margin decreased to 3.97% for the quarter ended June 30, 2019, compared to 4.19% for the quarter ended March 31, 2019 and 4.34% for the quarter ended June 30, 2018. The decrease from the prior quarter was a result of $126,000 interest expense recognized at maturity on FHLB term debt during the quarter, combined with lower average loan balances. The decrease compared to the year ago period was primarily due to higher funding costs as interest rates paid on interest-bearing liabilities increased more rapidly than yields earned on interest-earning assets.

We recorded a recapture from the allowance for loan losses of $200,000 for the quarter ended June 30, 2019, compared to a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019 and provision for loan losses of $150,000 for the quarter ended June 30, 2018. The recapture in the current quarter was primarily a result of the lower balance in loans held-for-portfolio.

Noninterest income decreased $49,000, or 4.9%, to $959,000 for the quarter ended June 30, 2019, compared to $1.0 million for the quarter ended March 31, 2019 and decreased $180,000, or 15.8%, from $1.1 million for the quarter ended June 30, 2018. The decrease from the sequential quarter was primarily a result of a decrease in gain on sale of loans of $227,000 during the quarter due to the first quarter residential loan sale, partially offset by a $14,000 increase in mortgage servicing income and a $162,000 downward mark-to-market adjustment on fair value of mortgage servicing rights. The decrease from the same period a year ago primarily was a result of a decrease of $39,000 in mortgage servicing income combined with a $73,000 upward mark-to-market adjustment on fair value of mortgage servicing rights and $84,000 decrease in net gain on sale of loans, partially offset by a $18,000 increase in service charges and fee income.

Noninterest expense decreased $1.2 million, or 18.2%, to $5.2 million for the quarter ended June 30, 2019, compared to $6.4 million for the quarter ended March 31, 2019 and decreased $171,000, or 3.2%, from $5.4 million for the quarter ended June 30, 2018. The decrease from the quarter ended March 31, 2019 was primarily a result of salaries and benefits expense decreasing $985,000 during the quarter combined with a $184,000 decrease in operations expense.

The $171,000 decrease in noninterest expense compared to the quarter ended June 30, 2018 was primarily due to a decrease of $401,000 in salaries and benefits, partially offset by a $252,000 increase in operations expense. Operations expense increased from a year ago, primarily due to an increase in legal fees and professional fees.

The efficiency ratio for the quarter ended June 30, 2019 was 71.50%, compared to 79.97% for the quarter ended March 31, 2019 and 67.28% for the quarter ended June 30, 2018. The improvement in the efficiency ratio compared to the quarter ended March 31, 2019 was due to lower noninterest expense. The increase compared to the year ago period was primarily due to higher interest expense on deposits and borrowings.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at June 30, 2019 were $686.0 million, compared to $697.6 million at March 31, 2019 and $686.2 million at June 30, 2018. The decrease in assets from the sequential quarter-end was primarily due to a lower balance of loans held-for-portfolio and a decline in FHLB stock, partially offset by higher cash and cash equivalents. The decrease from one year ago was primarily a result of the lower balance in loans held-for-portfolio, partially offset by higher cash balances and the capitalization of the right of use assets of $7.9 million in accordance with our implementation of new lease accounting guidance. The adoption of accounting guidance for leases (“ASU 2016-02”) in 2019 required the Company to recognize right of use lease assets and corresponding lease liabilities on the balance sheet. FHLB stock decreased $350,000 to $1.5 million at June 30, 2019, from $1.9 million at March 31, 2019 and decreased $2.1 million, from $3.6 million at June 30, 2018, as a result of reduced borrowing needs.

Cash and cash equivalents increased $7.9 million, or 10.9%, to $80.4 million at June 30, 2019, compared to $72.5 million at March 31, 2019 and increased $21.0 million, or 35.3%, compared to $59.4 million at June 30, 2018. The increase from the prior quarter-end and one year ago was a result of the loan sale during the first quarter of 2019 which was executed for strategic reasons with proceeds being retained in cash and cash equivalents as we look to utilize it by increasing our residential loan mix with higher coupon fixed rate loans.

Loans held-for-portfolio decreased to $565.4 million at June 30, 2019, compared to $584.5 million at March 31, 2019 and decreased from $590.8 million at June 30, 2018. The largest decreases in the loan portfolio compared to the prior quarter were in commercial and multifamily real estate, one-to-four family and home equity loan portfolios. The commercial and multifamily real estate decreased $19.3 million , or 7.8%, to $226.2 million compared to the prior quarter. The one-to-four family loan portfolio decreased $5.8 million, or 3.8%, to $145.6 million and the home equity loan portfolio decreased $1.4 million, or 5.6%, to $23.1 million. The decreases were partially offset by increases of $3.8 million in the construction and land loan portfolio and $1.2 million in floating home loan portfolio. The largest decreases in loan portfolio compared to the year ago quarter were in one-to-four family, commercial and multifamily real estate, commercial business and home equity loan portfolios. The one-to-four family portfolio decreased $20.8 million, or 12.5%, to $145.6 million, the commercial and multifamily real estate loan portfolio decreased $10.7 million, or 4.5%, to $226.2 million, the commercial business loans portfolio decreased $9.6 million, or 22.3%, to $33.5 million and home equity loan portfolio decreased $2.9 million, or 11.0%, to $23.1 million. The year-over-year decreases were partially offset by increases in the construction and land loan portfolio, which increased $7.5 million, or 12.0%, to $70.2 million, and the consumer loan portfolio, which increased $10.9 million, or 19.0%, to $68.5 million, with the largest increase in consumer loans coming from floating homes loans, which increased $6.6 million, or 19.6%, to $40.2 million. At June 30, 2019, commercial and multifamily real estate loans accounted for approximately 39.9% of total loans and one-to-four family loans, including home equity loans accounted for approximately 29.7% of total loans. Consumer loans, consisting of manufactured homes, floating homes, and other consumer loans accounted for approximately 12.1% of total loans at that date. Construction and land loans accounted for approximately 12.4% of total loans and commercial business loans accounted for approximately 5.9% of total loans at June 30, 2019.

Deposits decreased $4.2 million, or 0.7%, to $579.5 million at June 30, 2019, compared to $583.7 million at March 31, 2019 and increased $40.1 million, or 7.4%, compared to $539.4 million at June 30, 2018. The decrease in deposits compared to the prior quarter was due primarily to decreases in non-interest bearing deposits and money market accounts, partially offset by increases in certificates of deposit. The increase in deposits compared to a year ago was due primarily to increases in non-interest bearing deposits and certificates of deposit, partially offset by decreases in interest bearing demand deposits. We continue our efforts to increase non-interest bearing deposits, which increased $11.5 million, or 13.6% year-over-year, from $84.7 million at June 30,

2018. FHLB borrowings decreased to $16.3 million at June 30, 2019, compared to $25.0 million at March 31, 2019 and $71.0 million at June 30, 2018 as we utilized our deposits for funding needs.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased $452,000 or 12.4% to $4.1 million at June 30, 2019, from $3.7 million at March 31, 2019 and increased $1.5 million or 55.3% from $2.6 million at June 30, 2018. NPAs to total assets were 0.60%, 0.52% and 0.39% at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	June 30, 2019		March 31, 2019		June 30, 2018
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,049	25.6%	$1,041	28.5%	$986	37.3%
Home equity loans	489	11.9	321	8.8	391	14.8
Commercial and multifamily	649	15.8	353	9.7	192	7.3
Construction and land	81	2.0	83	2.3	79	3.0
Manufactured homes	240	5.8	231	6.3	182	6.9
Commercial business	528	12.9	555	15.2	204	7.6
Total nonperforming loans	3,036	74.0	2,584	70.8	2,034	76.9
OREO and Other Repossessed Assets:
One-to-four family	494	12.0	494	13.5	—	—
Commercial and multifamily	575	14.0	575	15.7	600	22.7
Manufactured homes	—	—	—	—	10	0.4
Total OREO and repossessed assets	1,069	26.0	1,069	29.2	610	23.1
Total nonperforming assets	$4,105	100.0%	$3,653	100.0%	$2,644	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	June 30, 2019	March 31, 2019	June 30, 2018
Allowance for Loan Losses
Balance at beginning of period	$5,577	$5,774	$5,328
(Recapture) provision for loan losses during the period	(200)	(200)	150
Net (charge-offs) recoveries during the period	(7)	3	25
Balance at end of period	$5,370	$5,577	$5,503
Allowance for loan losses to total loans	0.95%	0.95%	0.93%
Allowance for loan losses to total nonperforming loans	176.88%	215.83%	270.55%

The decrease in the allowance for loan losses at June 30, 2019, compared to the prior quarter-end and the same date a year ago was primarily due to a recapture from the allowance for loan losses of $200,000 during the period as a result of decreases in the balance of the loans held-for-portfolio. Net loan charge-offs during the second quarter of 2019 totaled $7,000 compared to net recoveries of $3,000 for the quarter ended March 31, 2019 and net recoveries of $25,000 for the quarter ended June 30, 2018.

The allowance for loan losses to total loans held-for-portfolio remained unchanged at 0.95% at June 30, 2019, from March 31, 2019 and increased from 0.93% at June 30, 2018. The allowance for loan losses as a percentage of nonperforming loans decreased to 176.9% at June 30, 2019, compared to 215.8% at March 31, 2019 and 270.6% at June 30, 2018.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production

Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.07%	0.82%	1.16%	30.5%	(7.8)%
Annualized return on average equity	9.85	8.03	11.61	22.7	(15.2)
Annualized net interest margin	3.97	4.19	4.34	(5.3)	(8.5)
Annualized efficiency ratio	71.50%	79.97%	67.28%	(10.6)%	6.3%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.72	$0.57	$0.79	26.3%	(8.9)%
Diluted earnings per share	$0.71	$0.56	$0.77	26.8	(7.8)
Weighted-average basic shares outstanding	2,522	2,507	2,489	0.6	1.3
Weighted-average diluted shares outstanding	2,572	2,566	2,561	0.2	0.4
Common shares outstanding at period-end	2,563	2,550	2,540	0.5	0.9
Book value per share	$29.09	$28.59	$26.96	1.7%	7.9%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,236	$8,773	$8,114	(6.1)%	1.5%
Interest expense	1,878	1,784	1,222	5.3	53.7
Net interest income	6,358	6,989	6,892	(9.0)	(7.7)
(Recapture) provision for loan losses	(200)	(200)	150	—	(233.3)
Net interest income after (recapture) provision for loan losses	6,558	7,189	6,742	(8.8)	(2.7)
Noninterest income:
Service charges and fee income	479	447	461	7.2	3.9
Earnings on cash surrender value of bank-owned life insurance	78	108	80	(27.8)	(2.5)
Mortgage servicing income	256	242	295	5.8	(13.2)
Fair value adjustment on mortgage servicing rights	(162)	(324)	(89)	(50.0)	82.0
Net gain on sale of loans	308	535	392	(42.4)	(21.4)
Total noninterest income	959	1,008	1,139	(4.9)	(15.8)
Noninterest expense:
Salaries and benefits	2,654	3,639	3,055	(27.1)	(13.1)
Operations	1,450	1,634	1,198	(11.3)	21.0
Regulatory assessments	115	113	91	1.8	26.4
Occupancy	546	506	573	7.9	(4.7)
Data processing	460	500	461	(8.0)	(0.2)
Net loss and expenses on OREO and repossessed assets	7	3	25	133.3	(72.0)
Total noninterest expense	5,232	6,395	5,403	(18.2)	(3.2)
Income before provision for income taxes	2,285	1,802	2,478	26.8	(7.8)
Provision for income taxes	468	358	512	30.7	(8.6)
Net income	$1,817	$1,444	$1,966	25.8%	(7.6)%

	Six Months Ended
	June 30, 2019	June 30, 2018	Year over Year % Change
Interest income	$17,009	$15,564	9.3%
Interest expense	3,662	2,245	63.1
Net interest income	13,347	13,319	(0.1)
(Recapture) provision for loan losses	(400)	250	(260.0)
Net interest income after provision for loan losses	13,747	13,069	4.9
Noninterest income:
Service charges and fee income	925	921	0.4
Earnings on cash surrender value of bank-owned life insurance	186	159	17.0
Mortgage servicing income	498	547	(9.0)
Fair value adjustment on mortgage servicing rights	(486)	(121)	301.7
Net gain on sale of loans	843	766	10.1
Total noninterest income	1,966	2,272	(13.5)
Noninterest expense:
Salaries and benefits	6,293	6,196	1.6
Operations	3,084	2,437	26.5
Regulatory assessments	228	192	18.8
Occupancy	1,052	1,047	0.5
Data processing	960	914	5.0
Net loss and expenses on OREO and repossessed assets	9	52	(82.7)
Total noninterest expense	11,626	10,838	7.3
Income before provision for income taxes	4,087	4,503	(9.2)
Provision for income taxes	826	935	(11.7)
Net income	$3,261	$3,568	(8.6)%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$80,422	$72,536	$59,434	10.9%	35.3%
Available-for-sale securities, at fair value	4,964	4,955	5,118	0.2	(3.0)
Loans held-for-sale	738	490	721	50.6	2.4
Loans held-for-portfolio	565,351	584,501	590,756	(3.3)	(4.3)
Allowance for loan losses	(5,370)	(5,577)	(5,503)	(3.7)	(2.4)
Total loans held-for-portfolio, net	559,981	578,924	585,253	(3.3)	(4.3)
Accrued interest receivable	2,108	2,228	2,224	(5.4)	(5.2)
Bank-owned life insurance, net	13,750	13,625	13,155	0.9	4.5
Other real estate owned ("OREO") and other repossessed assets, net	1,069	1,069	610	—	75.2
Mortgage servicing rights, at fair value	3,205	3,286	3,582	(2.5)	(10.5)
Federal Home Loan Bank ("FHLB") stock, at cost	1,510	1,860	3,614	(18.8)	(58.2)
Premises and equipment, net	6,683	6,833	7,474	(2.2)	(10.6)
Right-of-use assets	7,883	8,136	—	(3.1)	nm
Other assets	3,643	3,687	5,038	(1.2)	(27.7)
TOTAL ASSETS	$685,956	$697,629	$686,223	(1.7)	—
LIABILITIES
Interest-bearing deposits	$483,310	$485,033	$454,703	(0.4)	6.3
Noninterest-bearing deposits	96,192	98,648	84,713	(2.5)	13.6
Total deposits	579,502	583,681	539,416	(0.7)	7.4
Borrowings	16,250	25,000	71,000	(35.0)	(77.1)
Accrued interest payable	195	201	82	(3.0)	137.8
Lease liabilities	8,226	8,408	—	(2.2)	nm
Other liabilities	6,549	6,089	6,766	7.6	(3.2)
Advance payments from borrowers for taxes and insurance	669	1,327	476	(49.6)	40.5
TOTAL LIABILITIES	611,391	624,706	617,740	(2.1)	(1.0)
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	25,926	25,802	25,371	0.5	2.2
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(283)	(312)	(397)	(9.3)	(28.7)
Retained earnings	48,710	47,252	43,405	3.1	12.2
Accumulated other comprehensive income, net of tax	187	156	79	19.9	136.7
TOTAL STOCKHOLDERS' EQUITY	74,565	72,923	68,483	2.3	8.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$685,956	$697,629	$686,223	(1.7)%	—%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$145,593	$151,422	$166,390	(3.8)%	(12.5)%
Home equity	23,095	24,466	25,954	(5.6)	(11.0)
Commercial and multifamily	226,235	245,488	236,915	(7.8)	(4.5)
Construction and land	70,205	66,400	62,704	5.7	12.0
Total real estate loans	465,128	487,776	491,963	(4.6)	(5.5)
Consumer Loans:
Manufactured homes	20,685	20,533	18,295	0.7	13.1
Floating homes	40,247	39,016	33,643	3.2	19.6
Other consumer	7,583	7,126	5,642	6.4	34.4
Total consumer loans	68,515	66,675	57,580	2.8	19.0
Commercial business loans	33,509	32,046	43,119	4.6	(22.3)
Total loans	567,152	586,497	592,662	(3.3)	(4.3)
Less:
Deferred fees, net	(1,801)	(1,996)	(1,906)	(9.8)	(5.5)
Allowance for loan losses	(5,370)	(5,577)	(5,503)	(3.7)	(2.4)
Total loans held for portfolio, net	$559,981	$578,924	$585,253	(3.3)%	(4.3)%

DEPOSITS
(Dollars in thousands, unaudited)

	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$96,192	$98,648	$84,713	(2.5)%	13.6%
Interest-bearing	151,279	153,607	186,691	(1.5)	(19.0)
Savings	55,177	54,950	51,031	0.4	8.1
Money market	45,791	49,162	49,378	(6.9)	(7.3)
Certificates	231,063	227,314	167,603	1.6	37.9
Total deposits	$579,502	$583,681	$539,416	(0.7)%	7.4%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,817	$2,364	$1,882	19.2%	49.7%
Nonperforming TDRs	219	220	152	(0.5)	44.1
Total nonperforming loans	3,036	2,584	2,034	17.5	49.3
OREO and other repossessed assets	1,069	1,069	610	—	75.2
Total nonperforming assets	$4,105	$3,653	$2,644	12.4	55.3
Performing TDRs on accrual	$1,830	$1,859	$3,325	(1.6)	(45.0)
Net (charge-offs) recoveries during the quarter	(7)	3	25	133.3	72.0
(Recapture) provision for loan losses during the quarter	(200)	(200)	150	—	(233.3)
Allowance for loan losses	5,370	5,577	5,503	(3.7)	(2.4)
Allowance for loan losses to total loans	0.95%	0.95%	0.93%	—%	2.2
Allowance for loan losses to total nonperforming loans	176.88%	215.83%	270.55%	(18.0)%	(34.6)
Nonperforming loans to total loans	0.54%	0.44%	0.34%	22.7%	58.8
Nonperforming assets to total assets	0.60%	0.52%	0.39%	15.4%	53.8%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Loan to deposit ratio	97.69%	100.22%	108.50%	(2.5)%	(10.0)%
Noninterest-bearing deposits / total deposits	16.60%	16.90%	15.70%	(1.8)%	5.7%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$683,207	$716,997	$677,630	(4.7)%	0.8%
Average total equity for the quarter	$74,020	$72,942	$67,945	1.5%	8.9%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305